Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-228832 on Form N-1A of our report dated July 22, 2025, relating to the financial statements and financial highlights of BlackRock Advantage Large Cap Value Fund of BlackRock Large Cap Series Funds, Inc. (the “Fund”), appearing in the Form N-CSR of the Fund for the year ended May 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
July 13, 2026